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EXHIBIT 23

The Retirement Plans Committee
Thomas & Betts Corporation

We consent to incorporation by reference in the registration statements (Nos. 33-56789, 333-93101 and 333-80435) on Form S-8 of Thomas & Betts Corporation of our report dated June 27, 2001, relating to the statements of net assets available for benefits of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 2000, and 1999 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000, annual report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.

KPMG LLP

Memphis, Tennessee
June 27, 2001

17

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  EXHIBIT 23